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                                                                    Exhibit 12.1

   STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                         (dollar amounts in thousands)


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
                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                             1998         1997       1997       1996      1995     1994      1993
                                          -----------  -----------  -------  ----------  -------  -------  --------
EARNINGS
Pre-tax income                                $38,100      $14,136  $25,153  $(191,394)  $34,913  $65,380  $ 89,621
Fixed charges                                  12,642       13,482   17,664     19,070    20,231   14,550    13,356
                                        ---------------------------------------------------------------------------
Earnings (a)                                  $50,742      $27,618  $42,817  $(172,324)  $55,144  $79,930  $102,977
                                        ===========================================================================
FIXED CHARGES
Interest expense and amortization of
 debt discount and premium on all
 indebtedness                                 $11,231      $12,025  $15,768  $  17,052   $18,734  $13,051  $ 11,650

Interest portion of rental expense              1,411        1,457    1,896      2,018     1,497    1,499     1,706
                                        ---------------------------------------------------------------------------
Fixed charges (c)                             $12,642      $13,482  $17,664  $  19,070   $20,231  $14,550  $ 13,356
                                        ===========================================================================


Ratio of earnings to fixed charges
 including net realized investment
 gains (a)/(c)                                   4.0x         2.0x     2.4x         (2)     2.7x     5.5x      7.7x

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(1)  For purposes of determining this ratio, earnings (loss) consist of income
     (loss) before income taxes and extraordinary loss (1997), plus fixed charges. Fixed charges consist of interest expense and the portion of operating leases that management believes is representative of the interest factor.
(2) Earnings were insufficient to cover fixed charges by $191.4 million in 1996.